Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of August 1, 2023 (the “Effective Date”), is by and between Verastem, Inc. (the “Company”), a Delaware corporation with its principal place of business at 117 Kendrick Street, Suite 500, Needham, MA 02494, and Daniel W. Paterson (the “Executive”).

WHEREAS, the Executive has served as the Company’s President and Chief Operating Officer, and has certain experience and expertise that qualify him to provide management direction and leadership for the Company.

WHEREAS, the Company now wishes to employ the Executive to serve as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company offers and the Executive accepts employment as the Company’s Chief Executive Officer upon the following terms and conditions:

1.       Term, Position and Duties.

(a)        Unless earlier terminated in accordance with Section 4 of this Agreement, the initial term of employment (the “Initial Term”) under this Agreement shall be for a three-year period commencing on the Effective Date. The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) beginning on the third anniversary of the Effective Date and on each applicable anniversary of the Effective Date thereafter, unless and until the Company or Executive provides written notice to the other party not less than ninety (90) days before the applicable anniversary date that such party is electing not to extend the term of employment under this Agreement, in which case the term of this Agreement shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated in accordance with Section 4 of this Agreement.

(b)        Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment with the Company to serve as its Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). The Executive agrees to perform the duties of the Executive’s position and such other duties as reasonably may be assigned to the Executive from time to time. Except with respect to the noncompetitive endeavors disclosed in writing to the Board in connection with the execution of this Agreement (and provided such endeavors do not, individually or in the aggregate, interfere with the Executive’s duties and responsibilities hereunder or breach any of the provisions of this Agreement (other than the provisions of this paragraph) or the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement referenced below), the Executive also agrees that while employed by the Company, the Executive will devote one hundred percent (100%) of the Executive’s business time and the Executive’s reasonable commercial efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of the Executive’s duties and responsibilities for it.

2.       Compensation and Benefits. During the Executive’s employment as the Company’s Chief Executive Officer, as compensation for all services performed by the Executive for the Company and subject to his performance of his duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide the Executive the following pay and benefits:

(a)        Base Salary; Annual Bonus. Effective as of the Effective Date, the Company will pay the Executive a base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year. Such amount shall be payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board or the Compensation Committee of the Board in its discretion. The Executive shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined by the Board (or the Compensation Committee of the Board) of fifty five percent (55%) of the Executive’s then current annual base salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by the Board (or the Compensation Committee of the Board). For 2023, the Target Bonus amount shall be pro-rated for the portion of the year beginning on the Effective Date, with the Executive’s annual bonus for the period prior to the Effective Date to be determined on the terms as in effect prior to the Effective Date and pro-rated for the portion of the year prior to the Effective Date. Any bonus amount payable by the Company, if any, shall be paid no later than March 15 of the year following the year in which such bonus is earned. Subject to Sections 5(a)(iv) and 5(c)(iv) below (relating to the payment of a pro rata target bonus as part of severance), the Executive must remain employed through the last day of the year for which the bonus is earned in order to be eligible to receive any bonus.

(b)        Stock Options. Subject to Board approval, the Company will grant the Executive, promptly following the Effective Date (the date the stock options (for purposes of Section 2(b)) or restricted stock units (for purposes of Section 2(c)) are granted, the “Grant Date”), a non-statutory stock option to purchase 100,000 shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), to vest as to 25% of the shares subject to the option on the first anniversary of the Grant Date and as to an additional 6.25% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date (with the number of shares vesting on each vesting date rounded down to the nearest whole share, except with respect to the final vesting date on which all remaining unvested shares shall vest), provided that the Executive continues to serve as an employee of or other service provider to the Company on each such vesting date, and to have a purchase price per share equal to the fair market value of a share of the Common Stock on the Grant Date (determined to be the closing price of a share of Common Stock on the Grant Date). The stock option shall be subject to the terms of the Company’s equity plan, the applicable option award and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law to the extent not inconsistent with anything in this Agreement.

(c)        Restricted Stock Units. Subject to Board approval, the Company will grant the Executive, promptly following the Effective Date:

i.         a grant of restricted stock units with respect to 50,000 shares of Common Stock, to vest as to 25% of the shares on the first anniversary of the Grant Date, and as to an additional 6.25% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date (with the number of shares vesting on each vesting date rounded down to the nearest whole share, except with respect to the final vesting date on which all remaining unvested shares shall vest), provided that the Executive continues to serve as an employee of or other service provider to the Company on each such vesting date; and

ii.        a grant of restricted stock units with respect to 50,000 shares of Common Stock, to vest as to 50% of the shares upon the acceptance by the U.S. Food and Drug Administration of a New Drug Application for a product which contains avutometinib in combination with defactinib and as to 50% of the shares upon the approval by the U.S. Food and Drug Administration of a New Drug Application for a product which contains avutometinib in combination with defactinib, such acceptance or approval, as applicable, as determined in good faith by the Board or a committee thereof and provided that the Executive continues to serve as an employee of or other service provider to the Company on the applicable vesting date. Each restricted stock unit award shall be subject to the terms of the Company’s equity plan, the applicable restricted stock unit award and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law to the extent not inconsistent with the provisions of this Agreement.

(d)        Participation in Employee Benefit Plans. The Executive will be eligible to participate in all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided the Executive under this Agreement (e.g., severance pay) or under any other agreement. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e)        Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time. Any such payment or reimbursement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code (including the regulations promulgated thereunder, “Section 409A”) shall be subject to the following additional rules: (i) no payment or reimbursement of any such expense shall affect the Executive’s right to payment or reimbursement of any other such expense in any other taxable year; (ii) payment or reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.      Confidential Information, Non-Competition and Proprietary Information. The Executive has executed the Company’s standard Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement and hereby affirms his obligations thereunder and acknowledges and agrees that they will be unaffected by the changes to the Executive’s employment contemplated hereunder. It is understood and agreed that a material breach by the Executive of the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement shall constitute a material breach of this Agreement.

4.       Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4 or until expiration of the Initial Term or Extended Term, as applicable, without renewal.

(a)        The Company may terminate the Executive’s employment for “Cause” upon written notice to the Executive received setting forth in reasonable detail the nature of the Cause. The following shall constitute Cause for termination: (i) the Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company or its Affiliates which, if capable of being remedied, is not remedied within ten (10) days of written notice thereof; (ii) material breach by the Executive of any material provision of this Agreement or any other material agreement with the Company or any of its Affiliates which, if capable of being remedied, is not remedied within ten (10) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates; or (iv) the Executive’s commission of a felony or other crime involving moral turpitude.

(b)        The Company may terminate the Executive’s employment at any time other than for Cause upon written notice to the Executive.

(c)        The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, provided that neither (x) the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates nor (y) any diminution in the nature or scope of the Executive’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”; (ii) a material reduction in the Executive’s base salary; (iii) a material breach by the Company of any material provision of this Agreement or any other material agreement with Executive; or (iv) relocation of the Executive’s principal place of business more than forty (40) miles from the then-current location of the Executive’s principal place of business.

(d)        The Executive may terminate his employment with the Company other than for Good Reason at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 4(d), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his then current base salary for the period so waived.

(e)        This Agreement shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event the Executive becomes disabled during employment and, as a result, is unable to continue to perform substantially all of his material duties and responsibilities under this Agreement for one-hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of his material duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

5.       Severance Payments and Other Matters Related to Termination.

(a)        Termination pursuant to Section 4(b) or 4(c). Except as provided in Section 5(c) below, in the event of termination of the Executive’s employment either by the Company other than for Cause pursuant to Section 4(b) of this Agreement (which, for the avoidance of doubt, shall not include a termination due to death or disability under Section 4(e) of this Agreement) or by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, or as a result of the Company’s delivery of a notice of non-renewal in accordance with Section 1(a) of this Agreement:

i.          The Company shall pay the Executive’s then-current annual base salary for a period of twelve (12) months in accordance with the Company’s payroll practice then in effect, beginning on the Payment Commencement Date.

ii.         If the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates, and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay the Executive a monthly cash amount equal to the full premium cost of that participation (the “Benefits Payment”) for twelve (12) months following the date on which the Executive’s employment with the Company terminates or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, payable in accordance with regular payroll practices for benefits beginning on the Payment Commencement Date.

iii.        The Company shall pay the Executive a pro-rata portion of his Target Bonus for the year in which the date of termination occurs, calculated based on the number of days the Executive has been employed by the Company in such year and payable on the Payment Commencement Date.

iv.       All of the Executive’s then-unvested stock options, restricted stock and restricted stock units which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) that are outstanding immediately prior to the date of termination and would have vested during the twelve (12)-month period following the date of termination if such termination had not occurred shall (notwithstanding anything to the contrary in the applicable award agreement) remain outstanding and eligible to vest until the Payment Commencement Date and, subject to Section 5(a)(vi), automatically become fully vested as of the Payment Commencement Date.

v.        The Company will also pay the Executive on the date of termination any base salary earned but not paid through the, date of termination (collectively, the “Accrued Amounts”). In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment, payable in a lump sum on the later of such date when bonuses are paid to executives of the Company generally in accordance with the timing rules of Section 2(a) and the Payment Commencement Date.

vi.       Any obligation of the Company to provide the Executive severance payments or other benefits under this Section 5(a) (other than the Accrued Amounts) is conditioned on the Executive’s signing, returning and not revoking an effective release of claims in the form provided by the Company (the “Employee Release”) within the deadline specified therein (and in all events within sixty (60) days following the termination of the Executive’s employment), which release shall not apply to (i) claims for indemnification in the Executive’s capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance coverage and payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of the Executive’s termination and rights under such plans protected by ERISA. Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin on the Payment Commencement Date but shall be retroactive to the date of termination. The Executive agrees to provide the Company prompt notice of the Executive’s eligibility to participate in the health plan and, if applicable, dental plan of any new employer. The Executive further agrees to repay any overpayment of health benefit premiums made by the Company hereunder.

(b)        Termination other than pursuant to Section 4(b) or 4(c). In the event of any termination of the Executive’s employment, other than a termination by the Company pursuant to Section 4(b) of this Agreement or a termination by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, the Company will pay the Executive the Accrued Amounts. In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of the Executive’s employment, at such time when bonuses are paid to executives of the Company generally in accordance with the timing rules of Section 2(a). The Company shall have no other payment obligations to the Executive under this Agreement.

(c)        Upon a Change of Control. If, within ninety (90) days prior to a Change of Control or within eighteen (18) months following a Change of Control (as defined in Section 6 hereof), the Company or any successor thereto terminates the Executive’s employment other than for Cause pursuant to Section 4(b) of this Agreement (which, for the avoidance of doubt, shall not include a termination due to death or disability under Section 4(e) of this Agreement), the Executive’s employment terminates as a result of the Company’s delivery of a notice of non-renewal in accordance with Section 1(a) of this Agreement, or the Executive terminates his employment for Good Reason pursuant to Section 4(c) of this Agreement, then, in lieu of any payments to the Executive or on the Executive’s behalf under Section 5(a) hereof:

i.         All of the Executive’s then-unvested stock options, restricted stock and restricted stock units which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) that are outstanding immediately prior to the date of termination shall (notwithstanding anything to the contrary in the applicable award agreement) remain outstanding and eligible to vest until the Payment Commencement Date and, subject to Section 5(c)(vi), automatically become fully vested as of the Payment Commencement Date.

ii.         The Company shall pay, on the Payment Commencement Date, a lump sum payment equal to eighteen (18) months of the Executive’s then-current annual base salary; provided, however, that if such termination occurs prior to a Change of Control, such severance payments shall be made at the time and in the manner set forth in Section 5(a)(i) during the period beginning on the date of termination through the date of the Change of Control with any severance remaining to be paid under this Section 5(c)(ii) payable in a lump sum on the closing date of the Change of Control (or, if later, the Payment Commencement Date).

iii.        If the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates, and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay the Executive the Benefits Payment for eighteen (18) months following the date on which the Executive’s employment with the Company terminates or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, with such amount payable on a pro-rata basis in accordance with the Company’s regular payroll practices for benefits beginning on the Payment Commencement Date.

iv.        The Company shall pay the Executive a pro-rata portion of his Target Bonus for the year in which the date of termination occurs, calculated based on the number of days the Executive has been employed by the Company in such year and payable on the Payment Commencement Date.

v.         The Company will also pay the Executive the Accrued Amounts. In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment, payable in a lump sum on the later of such date when bonuses are paid to executives of the Company generally in accordance with the timing rules of Section 2(a) and the Payment Commencement Date.

vi.        Any obligation of the Company to provide the Executive severance payments or other benefits under this Section 5(c) (other than the Accrued Amounts) is conditioned on the Executive’s signing, returning and not revoking the Employee Release by the deadline specified therein (and in all events within sixty (60) days following the termination of the Executive’s employment), which release shall not apply to (i) claims for indemnification in the Executive’s capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance coverage and payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of the Executive’s termination and rights under such plans protected by ERISA. The Executive agrees to provide the Company prompt notice of the Executive’s eligibility to participate in the health plan and, if applicable, dental plan of any new employer. The Executive further agrees to repay any overpayment of health benefit premiums made by the Company hereunder.

(d)        Except for any right the Executive may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of base salary or other payment to the Executive following termination. Notwithstanding anything herein to the contrary, if the payment by the Company of the Benefits Payments will subject or expose the  Company to taxes or penalties, the Executive and the Company agree to renegotiate the provisions of Section 5(a)(ii) or 5(c)(iii), as applicable, in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and the Executive will be provided with payments or benefits with an economic value that is no less than the economic value of the Benefits Payments.

(e)        Upon a Change of Control, any then-unvested stock options, restricted stock and restricted stock units which are outstanding as of the Effective Date and which, by their terms, vest based on the achievement of specified performance criteria shall (notwithstanding anything to the contrary in the applicable award agreement), to the extent not assumed or continued by the acquirer in such Change of Control on substantially identical terms, become vested as of the consummation of the Change of Control.

(f)         Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement and under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement. The obligation of the Company to make payments to the Executive or on the Executive’s behalf under Section 5 of this Agreement is expressly conditioned upon the Executive’s continued full performance of the Executive’s obligations under Section 3 hereof, under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement to be executed herewith, and under any subsequent agreement between the Executive and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.

6.       Definitions. For purposes of this agreement; the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

“Payment Commencement Date” shall mean the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the date the Executive’s employment terminates.

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

7.      Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement. The Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.       Withholding; Other Tax Matters. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) all severance payments and benefits payable pursuant to Sections 5(a) and 5(c) hereof shall be subject to the terms and conditions set forth on Exhibit A attached hereto.

9.       Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.    Miscellaneous. This Agreement, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between the Executive and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

12.     Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it by notice to the Lead Director of the Board of Directors, c/o Verastem, Inc. at its principal place of business, or to such other addressees) as either party may specify by notice to the other actually received.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first stated above.

THE EXECUTIVE	THE COMPANY

/s/ DANIEL PATERSON	/s/ MICHAEL KAUFFMAN
Daniel W. Paterson	Michael Kauffman, Lead Director,
Verastem Board of Directors

Exhibit A

Payments Subject to Section 409A

1.             Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon or following the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Agreement, as applicable:

(a)          It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)          If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)           If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)          Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)         Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.             The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.             The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.